EXHIBIT 10.6(d)

AMENDMENT TO THE

FINLAY ENTERPRISES, INC.

EXECUTIVE DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

WHEREAS, Finlay Enterprises, Inc. (the “Corporation”) maintains the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan (the “Plan”); and

WHEREAS, pursuant to the Article 12 of the Plan, the Corporation may amend the Plan at any time; and

WHEREAS, the Corporation desires to amend the Plan to provide for cash awards instead of restricted stock units (“RSUs”) in the event stockholder approval of the extension of the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan is not obtained.

NOW, THEREFORE, the Plan is hereby amended, effective February 27, 2007, as follows:

Notwithstanding any other provision of the Plan, all Participant RSUs and Matching RSUs awarded to Participants on April 25, 2007 shall be automatically forfeited and immediately replaced with the cash equivalent, in the event the Corporation’s stockholders do not extend the term of the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan or adopt a successor plan. Accordingly, each RSU shall be replaced with a cash amount equal to the value of the RSU on the date of forfeiture and the cash amounts shall be credited to the Accounts held under the Plan on behalf of the Participants on a book entry basis. Interest on the cash amounts shall be credited to the Accounts on the first business day of each fiscal quarter beginning August 6, 2007 (the “Crediting Date”) based upon the account balances on each Crediting Date through the end of the Deferral Period. Interest credited on each Crediting Date shall be calculated using the Fidelity Managed Income Portfolio II interest rate on the applicable Crediting Date. The cash amounts (including interest) shall be subject to all terms of the Plan (including vesting) not inconsistent with this paragraph.

IN WITNESS WHEREOF, this Amendment has been executed this 27th day of February, 2007.

FINLAY ENTERPRISES, INC.

By	/s/ Arthur E. Reiner
Arthur E. Reiner Chairman and Chief Executive Officer